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Exhibit 10.44

AT&T WIRELESS SERVICES
PROVIDER MASTER SERVICE AGREEMENT

PROVIDER Legal Name	AT&T Wireless Services Inc. ("Company")
StarTek USA, Inc.	AT&T Wireless Services, Inc. d/b/a AT&T Wireless
PROVIDER Address	Company Address
100 Garfield St, Suite 400 Denver, CO 80206	7277 164th Ave NE Redmond WA 98052
PROVIDER Contact	Company Contact
Name: David Rosenthal Title: EVP and CFO Telephone: 303-399-2400 Fax: 303-388-9970	Name: Michael Bainter Title: Senior Buyer Telephone: 425-580-8031 Fax: 425-580-8324

Terms and Conditions

        Company and Provider agree that the following terms and conditions apply. Definitions related to this agreement are listed in Schedule 1 or contained in the Terms and Conditions.

        This Master Service Agreement "StarTek 1" ("MSA") consists of the attached Terms and Conditions, Schedules, Orders, and the Policies and Procedures as of January 1, 2002 (as defined in Section 1.7) as may be mutually amended by Company and Provider.

        Provider desires to provide Teleservices to Company. Company and Provider desire to enter into this MSA to authorize Orders to be issued for Teleservices to be performed by Provider.

1.    RELATIONSHIP OF THE PARTIES

        1.1  Authorization.

1.1.1 Company authorizes Provider to perform Teleservices and provide other Work that may be defined in mutually agreed upon Orders. Provider agrees to perform Work for Company.

1.1.2 Provider acknowledges that the Company may offer Teleservices directly, and may appoint other Providers, and others who may offer or sell the Company's Service, and may also sell wireless telephones and related equipment and provide installation, repair or warranty service.

1.1.3 In performing their duties under this MSA, Provider and the Company must adhere strictly to the highest standards of fair dealing and ethical business conduct, and each must refrain from any business practice, promotion or advertising which may be injurious to the business of the other.

        1.2  Nature of Relationship. In all dealings within the scope of this MSA, the parties acknowledge and agree that the relationship created by this MSA is that of independent contracting parties and is not, and will not be deemed to be any other relationship, including, without limitation, that of joint venturers, joint employers, or partnership. Provider is not a general agent of Company.

1.2.1 When providing Teleservices under this MSA, Provider must divulge its legal name and the nature of the relationship between Provider and Company.

1.2.2 Provider has not paid and will not be required to pay any franchise fee or other fee to be a Provider for Company or to use Company's name or other intellectual property. This MSA does not create any franchise between the parties.

1.2.3 Provider is solely responsible for the control and direction of its Personnel who perform the Work covered by this MSA. Any changes in Personnel performing Teleservices for Company that are reasonably requested by Company will be made as soon as possible. However, should Provider disagree with Company's request, the parties shall then resort to the escalation process in section 11.3. Subject to applicable laws, from time to time Company may request and Provider will deliver the names (including corresponding aliases) of Provider's Personnel for the purpose of monitoring.

1.2.4 Neither Provider nor its Personnel or agents may be deemed to be Company's employees or agents. Provider and Provider's Personnel must not represent themselves as Company's employees or agents, or otherwise use any Company identification in any manner, at any time, for any purpose not contemplated by the scope of this MSA. It is understood that Provider is an independent contractor for all purposes and at all times. Provider is wholly and solely responsible for withholding and payment of all applicable federal, state and local income and other payroll taxes with respect to its Personnel, including contributions from them as required by law.

        1.3  Training.

1.3.1 For any Work, Company shall provide, in whatever medium it chooses, a copy of the training materials and methods and procedures necessary for the training of Provider's owners, officers, and Personnel, involved in fulfilling Provider's obligations under this MSA and any other person or entity who obtains through Provider the right to perform the Work. Said training shall include training for the prevention and detection of fraud. Company may, at its option, provide a program and materials to train Provider's trainers in Company's promotional programs. All training, if delivered by Provider, must include and adhere to the content, methods and procedures submitted by Company. Materials provided by Company remain the property of Company.

1.3.2 Provider must develop and conduct a program to train its Personnel to perform the Work, with emphasis on high quality accounts receivables techniques, customer service and skilled telemarketing and sales techniques in accordance with the requirements of each Order. All training is subject to observation and approval by Company.

1.3.3 Company may, in its sole discretion, permit a mutually agreeable number of Provider's Personnel to attend training classes offered by Company at no charge. While the training itself is free of charge, Provider is responsible for all expenses associated with Provider's representatives attending such Company training courses.

1.3.4 Provider certifies that all its Personnel have received initial and promotion-specific training prior to commencement of Work. Provider agrees to ensure that all its Personnel have received Company product and Service training. Provider must adhere to training delivery requirements as provided in writing by Company including adherence to operational methods and procedures. Company may monitor the delivery of training.

1.3.5 Bi-lingual capability includes proficiency in languages and ability to read and write English script and translate into languages during customer contact. Language requirements are specified in Orders. Provider must ensure that its Personnel speak languages(s) required by Company for specific programs fluently, easily and with proper grammar and pronunciation.

1.3.6 Provider is fully responsible for the conduct and sales techniques of its Personnel. All rights, obligations, and responsibilities relating to Provider's Personnel are those of Provider. Provider must ensure that all Personnel involved in sales or service attend regular training courses required by Company regarding the sale of and changes to the Service. Provider must ensure that only those Personnel who have been trained on a specific aspect of Service or piece of equipment sell that particular Service or equipment unless otherwise mutually agreed to in writing.

        1.4  Confidentiality.

1.4.1 Both parties acknowledge that they may be in receipt of certain confidential proprietary information relating to each other, including without limitation, lists of Subscribers, financial and business information, including commission structures, technical information and other information not generally known to the public, including the terms of this MSA (collectively, "Confidential Information"). Provider agrees that information related to Company's subscribers, in whatever form, constitutes Confidential Information of Company. Both parties acknowledge that any Confidential Information that has been disclosed by one to the other has been disclosed solely for the performance of the duties under the MSA. Both parties agree that all Confidential Information is the exclusive property of the disclosing party. Both parties further acknowledge that the disclosure or improper use of Confidential Information would irreparably injure the disclosing party and that Confidential Information is a trade secret of the disclosing party.

1.4.2 Confidential Information shall not include information which is or becomes through no fault of the receiving party part of the public domain; which was already known to the receiving party at the time of disclosure as evidenced by written documents; which is independently developed by the receiving party without reference to or use of any Confidential Information received from the other party; which is lawfully obtained by the receiving party from a third party outside of this MSA, which third party also lawfully obtained the Confidential Information; or which is disclosed pursuant to law, judicial order or government regulation so long as the receiving party immediately notifies the other party prior to disclosure.

1.4.3 Both parties agree that, during and after the term of the MSA, for a period of five (5) years, neither party, nor any employee, affiliate, or other person or entity otherwise connected with either party, will directly or indirectly, without the prior written consent of the disclosing party, divulge, use, sell, exchange, give away or transfer any Confidential Information of the disclosing party. Both parties further agree that they will advise their employees of these restrictions and will use reasonable efforts to prevent the disclosure or the improper use of Confidential Information by any current or former employees. Each party agrees not to publicize or disclose the terms of this MSA to any third party without the prior written consent of the other, except as may be required by law.

1.4.4 Both parties agree that the following all constitute Confidential Information of the disclosing party: any idea, data, program, technical, business or other intangible information, however conveyed, and any document, print, tape, disk, tool or other tangible information-conveying or performance-aiding article owned or controlled by the disclosing party, and provided to the receiving party under or in contemplation of this MSA.

1.4.5 Both parties agree to promptly destroy or surrender, as the disclosing party directs, any or all Confidential Information.

1.4.6 If the receiving party is served with any form of process to obtain any Confidential Information of the disclosing party, the receiving party must immediately notify the disclosing party's representative identified in Section 13 NOTICES of this Master Services Agreement.

        1.5  Compliance with Laws. Each party must comply at its own expense with the following, as applicable:

  a)
  All federal, state, local and foreign laws, ordinances, regulations and codes including those relating to telemarketing activities and benefit plan administration and including the identification and procurement of required permits, certificates, licenses, insurance, approvals and inspections performed under this MSA.
  b)
  All FCC rules, regulations and tariffs.
  c)
  The Federal Trade Commission Telemarketing Sales Rule, 16 CFR 310, including without limitation, Provider's obligation to refrain from abusive telemarketing practices, to make all required disclosures as set forth in 16 CFR 310.4, and to maintain accurate and complete records of Provider's telemarketing activities relating to Company and otherwise, as set forth in 16 CFR 310.5.

        1.6  Changes in Law. If any existing law or regulation is changed or if any new law or regulation is enacted that affects the Work provided under this MSA, Provider and/or Company may modify this MSA to the extent reasonably necessary to ensure that such Work will be in full compliance with such laws and regulations. If such change results in a material change in the applicable Order, Provider and Company will utilize the Change Management process outlined in Section 1.8.

        1.7  Compliance with Policies and Procedures. Company and Provider agree to comply with all applicable policies and procedures which may be found in Company's CCNet system, and/or as may provided by Company's Vendor Management team ("Policies and Procedures"). Any portion of a Policy or Procedure that relates to discipline or management of Company's employees shall not apply to Provider. Provider's failure to comply with any Policies and Procedures, which are regularly complied with by Company, may subject Provider to monetary or other penalties as detailed in the particular Policy or Procedure. Company agrees to send written notice to Provider of any new Policies and Procedures issued by the Company or of any changes to existing Policies and Procedures. If Provider has access to CCNet, Company may provide written notice by posting new Policies or Procedures or changes to existing Policies and Procedures in CCNet. If Provider determines that a new Policy or Procedure or a change to an existing Policy or Procedure materially changes the terms and conditions of this MSA or any Order(s), then Company and Provider shall utilize the Change Management Process below.

        1.8  Change Management Process

        Company may at any time during the term of the MSA or any Order require new Policies and Procedures or require additions, deletions or alterations") to an existing Policy or Procedure or other work (all hereinafter referred to as a "Change"). Within ten (10) business days after a written request for a Change, Provider shall submit a response to Company which shall detail the reasons Provider believes it cannot comply with the Change as presented and shall include any changes in Provider's costs or in the delivery or Work schedule necessitated by the Change. Company shall, within ten (10) business days of receipt of the response either (i) agree with Provider's response, in which case the parties shall amend the Policy or Procedure or the Order accordingly or excuse Provider, in writing, from complying with the particular Policy or Procedure at issue, or (ii) disagree with Provider's response; in which case the parties shall utilize Section 11.4 Escalation and/or Section 11.5 Non-binding Mediation. No Change shall be considered or implemented, nor shall Provider be entitled to any compensation for work done pursuant to or in contemplation of a Change, until the parties have resolved the Change pursuant to steps (i) or (ii) above. Provider fails to challenge the Change under this section.

2.    DUTIES AND RESPONSIBILITIES OF PROVIDER

        2.1  General. Provider must faithfully, honestly and diligently perform its obligations under this MSA, and, in providing Teleservices, must use its reasonable efforts to promote and enhance the use of Service provided by or through Company. Provider will take no action inconsistent with the provisions of this MSA and, pursuant to the terms of any Order, in providing Teleservices, must support the Company's efforts in providing Service to Subscribers. In providing Teleservices, Provider must provide timely, courteous and efficient service to Subscribers and must be governed in all dealings with members of the public by the highest standards of honesty, integrity, ethical conduct and fair dealing. In providing Teleservices Provider must refrain from any business practice, promotion or advertising that may be injurious to the business of Company. Neither Provider nor any affiliate may be a reseller of Company's Service.

        2.2  Provider's Representations and Warranties:

2.2.1 Provider will comply with all applicable local, state and federal laws, statutes, orders, ordinances and regulations relating to performance of the Work, including compliance with all requirements of Section 6, 7 and 12 of the Fair Labor Standards Act of 1938, as amended from time to time and with all regulations and orders issued under Section 14 of the administrator of the Wage and Hour Division as amended from time to time. On request, Provider shall furnish Company with certificates of compliance with all such laws, orders and regulations.

2.2.2 In furtherance of Company's commitment to workplace diversity as an equal opportunity employer, Provider will, while performing the Work and at all other times while on Company property or conducting any Company related business, comply with all applicable local, state and federal laws, including specifically all laws prohibiting harassment or discrimination of any kind in the workplace.

2.2.3 Provider is not a party to any existing union contract that purports to obligate Company to the union, either as a successor or assignee of Provider, or in any other way.

2.2.4 Provider Works, and the exercise by Company of its rights hereunder with respect to the Provider Works will not infringe upon, violate or misappropriate any patent, copyright, trade secret, trademark, contract or other right or interest of any third party.

2.2.5 Provider's execution, delivery and performance of this MSA will not violate any employment, nondisclosure, confidentiality, consulting or other agreement to which Provider is a party or by which it may be bound.

        2.3  Solicitation and Enrollment. Provider will assist Company's efforts to prevent fraudulent or abusive use of Company's Service and will, subject to Sections 1.7 and 1.8, comply with all fraud prevention Policies and Procedures issued by Company from time to time.

        2.4  Regulatory Matters. In accordance with Section 1.6, this MSA is subject to (i) changes or modifications to comply with, and (ii) any necessary approvals of, local, state and federal regulatory agencies having jurisdiction over the offering or provision of Service or Provider's activities in connection therewith. Company may add, delete, suspend or modify the rates for, or features included in, Service, and determine whether such changes apply to both existing or future Subscribers, and will notify Provider, through a revised Policy or Procedure, as soon as practicable of each such modification. Provider may not take any action inconsistent with any efforts by the Company before regulatory authorities or others regarding any modification of rates for Service.

        2.5  Exclusivity. Provider agrees that if it performs Teleservices for a Competitive Service Entity, it will perform Company's Work according to the following conditions:

  a)
  In centers where the Teleservices performed for Company are physically separate from Teleservices performed for Competitive Service Entities.

  b)
  With separate management structures for Company Work and Competitive Service Entities.

  c)
  Physically segment Company's Confidential Information from other clients' confidential data.

2.5.1 Provider's Personnel who are involved in Teleservices Work for Company must not be used to "jump start" telemarketing programs for Competitive Service Entities for a minimum of 6 months following their completion of Work covered by this MSA. Notwithstanding the foregoing, the "jump start" restriction shall not apply if (i) Company requests removal of a Provider employee providing Work under an Order, (ii) a sustained decrease in Company's volumes occurs which necessitates a decrease in headcount, or (iii) the parties mutually agree otherwise in writing.

        2.6  Account Manager. Provider must designate a National Account Manager for each Order executed under this MSA. The National Account Manager must be equipped with a cellular phone at Provider's expense.

2.6.1 Responsibilities & Duties. The National Account Manager is responsible for the following:

  a)
  be accessible to manage Provider's performance under this MSA;
  b)
  insure that Teleservices are performed in accordance with this MSA and the applicable Order;
  c)
  serve as the single point of contact throughout the term of the Order;
  d)
  while at Company's facilities, the National Account Manager must wear designated identification at all times and comply with all Company regulations;
  e)
  meet with Company Vendor Managers for formal business reviews quarterly or as requested by either Company or Provider.

        2.7  Suspected/Actual Fraud. Provider's Director of Corporate Security is responsible for communicating with Company's Business Security Department in the event external or internal fraudulent activity at a Provider's Call Center is suspected or detected by Provider. Company's Business Security Department is responsible for communicating with Provider's Director of Corporate Security in the event external fraudulent activity or internal fraudulent activity at Providers call center is suspected or detected by Company. Internal fraud is defined as fraudulent activity that occurs with the active and knowing participation of a Provider employee. In the event internal fraud is suspected or detected, Company and Provider agree to the following process:

2.7.1 The Provider's Director of Corporate Security must contact Company's Vendor Manager and appropriate security officer to inform them of the activity (whether suspected or actual). In addition, Company's security officer will, within two (2) business days, notify Provider's Director of Corporate Security of any suspected external or internal fraudulent activity at Provider's Call Center and provide all documentation necessary for Provider's Director of Corporate Security to investigate each such suspected fraudulent activity ("Notification").

2.7.2 Within 2 weeks of the Notification Provider must submit a written report to Company documenting the progress of the investigation into the suspected or actual fraudulent activity.

2.7.3 If the fraudulent activity is within Provider's organization, within 4 weeks of the Notification, Provider must submit to Company's security officer the resolution of the incident, or a correction plan for Company's approval. Said correction plan will include any recommendations which should be taken by Company to alleviate the fraudulent activity from occurring at Provider's Call Center, and may include a request for reports and/or systems access to enable Provider to detect and or prevent such fraudulent activity from occurring in the future.

2.7.4 Provider has 30 days following the Company's security officer's written approval of the correction plan to execute the plan. If, after 30 days, the specific, internal fraudulent activity at issue at Provider's Call Center which was the subject of the Notification continues to occur, and Company has complied with all reasonable requests contained in the correction plan, then Provider will be subject to continuous performance default as described in the Order.

2.7.5 If the specific fraudulent incident at issue should have been reasonably detected by Provider, then Provider is liable for all proven, direct damages suffered by Company as a result of the specific incident at issue as a result of the fraudulent activity. Direct damages may include but is not limited to equipment costs, sales commissions, shipping charges, toll charges, and reimbursement for unauthorized credits, but shall not include Company's investigation costs or consequential damages.

2.7.6 During any investigation, the Provider's Director of Corporate Security or his designee must be available to meet with Company's security representatives on a weekly basis until the matter has been resolved to Company's satisfaction. Provider, through the Provider's Director of Corporate Security, must comply with Company's requests for information regarding an ongoing investigation or provide a deliverable date within two business days.

3.    STATEMENT OF WORK. During the term of this MSA, Company may authorize Provider to perform Work for Company as specified in Orders mutually agreed to by the parties. Provider will perform the Work in accordance with the terms of the Order and this MSA. Absent a valid Order, Provider is not obligated to perform Work for Company and Company is not obligated to compensate Provider, unless the parties mutually agree otherwise, in writing.

        3.1  Provider agrees to perform all Work specified in the Orders in accordance with the terms and conditions therein and meet all interim deadlines as agreed by the parties. The Work must be performed to the reasonable satisfaction of Company and in accordance with the standards set forth in this MSA and the applicable Order. In return for the Work performed by Provider, Provider is compensated at the rates set forth in each Order.

        3.2  To be valid, all Orders must be in writing and contain the information set out below.

  a)
  The incorporation, by reference, of this MSA;
  b)
  A description of the work to be performed by Provider;
  c)
  A description of the materials to be delivered by Company;
  d)
  Time periods or other such schedules for the performance of the Work;
  e)
  Quality or performance metrics;
  f)
  The compensation provisions and schedule of payments;
  g)
  The appropriate signatures of the authorized representatives of Company and Provider;
  h)
  Reports to be furnished by Provider to Company;
  i)
  Forecasting process;
  j)
  Training;
  k)
  Systems and telecommunications requirements; and
  l)
  Any other applicable terms.

        3.3  Orders constitute the only authorization for Provider to take any action or expend any money on behalf of Company, unless otherwise agreed to in writing by the parties. Provider acknowledges and agrees that Work cannot begin unless and until an authorized representative of each of the parties properly executes an Order or unless the parties mutually agree otherwise in writing. The terms and conditions of this MSA apply to all Orders and other written agreements executed under this MSA. Upon the expiration of the term stated in the Order or written agreement, and unless otherwise stated in each Order or written agreement, the Order or written agreement continues in effect on a month-to-month basis until terminated with 30 days written notice.

        3.4  In addition to the other obligations set forth in this MSA (including without limitation Company's payment obligations), Company will furnish Provider with any information relevant to the Work to be performed under this MSA. Any information produced by Company to Provider in this regard is Confidential Information as defined in Section 1.4 of this MSA. Upon expiration or upon termination of this MSA, Provider must return to Company all information furnished by Company or Company Specific Work Product developed by Provider on Company's behalf.

        3.5  Company and Provider agree to meet with each other as needed and at their own expense to discuss planning and review progress of the Work described in this MSA.

4.    COMPENSATION

        4.1  Payment/Compensation. Subject to the terms of this MSA and the Order, Company will compensate Provider in accordance with the amounts set forth in each Order, which amounts (with the exception of pass through expenses) shall be fixed for the term of the applicable Order, unless otherwise mutually agreed upon by the parties in writing. Each Order contains the full payment provisions to Provider for the performance of Work under this MSA.

        4.2  Compensation. Provider earns compensation in accordance with the amounts set out in each Order. Payment shall be considered credited to Company's account when received by Provider. Provider will file all reports and pay all fees, government assessments and taxes applicable to Provider's business when due. Any Provider employment related taxes shall be paid by Provider. Company will file all reports and pay all fees, government assessments and taxes applicable to the Work when due. Compensation will be paid by Company or credited to Provider as follows:

4.2.1 Within 45 days after receipt of an accurate original or revised invoice, which will include all applicable backup documentation reasonably necessary to verify the charges, from Provider.

5.    INFRASTRUCTURE FOR TELESERVICES

        5.1  Provider is responsible for all costs associated with providing and maintaining the following equipment:

  (a)
  One desktop PC for each of its Personnel configured to Company's specifications, including maintenance, upgrades and the wiring;
  (b)
  building, including dedicated workspaces and office supplies;
  (c)
  telecommunications switch; and
  (d)
  One Universal Power Supply (UPS) for each desktop PC.

        5.2  Company is responsible for all costs associated with workstation infrastructure which may include, but is not limited to, the following:

  (a)
  network (T1's);
  (b)
  servers;
  (c)
  routers;
  (d)
  hubs;
  (e)
  Data Service Units (DSUs); and
  (f)
  network information servers.

        5.3  Ownership. Provider owns all equipment supplied by Provider and Company owns all equipment supplied by Company, regardless of its location. Company agrees to add capacity to the infrastructure as required to support the dedicated environment. This infrastructure includes all components required to access these systems up to the desktop computers utilized by Provider's Personnel.

        5.4  Access Codes. Provider must request from Company confidential individual codes allowing access to Company systems ("User IDs") for personnel requiring such access. These User IDs must be requested 15 business days in advance of the need, unless the parties mutually agree, in writing, to a shorter period. Company agrees that any Confidential Information supplied by Provider for the purpose of acquiring User IDs shall be subject to Section 1.4 Confidentiality. Further, Company agrees to limit access to and disclosure of Provider's Confidential Information supplied pursuant to this Section 5.4 to Company's employees on a "need to know" basis only.

        5.5  User ID's. Provided Company receives a request for User ID's in the timeframes specified in Section 5.4, Company will provide to Provider the necessary User ID's to support universal access for all required systems to support initial, attrition and growth classes at least 1 week prior to the start of classes. User IDs for change related classes will be provided as soon as possible, but no later than four business days prior to the start of the class.

        5.6  Provider will notify Company's designated Vendor Manager of all CCEs and their corresponding User IDs that are no longer performing Work for Company within 48 hours of payroll separation or movement from the Company Work supported by Provider. Company bears the responsibility for any unauthorized use of User IDs and passwords after the second business day following its receipt of Provider's notice of separated CCEs. Individual User IDs must not be reused, shared, or transferred to another CCE for any reason, unless authorized in advance by Company in writing. Company will promptly provide User IDs with the appropriate level of authorization and access to enable the CCEs to fully perform their job responsibilities. Company is also responsible for promptly updating User IDs to ensure that system changes and maintenance do not adversely impact CCEs ability to perform as defined within an Order.

6.    PROVIDER'S OPERATING MATTERS

        6.1  Provider's Business Records. Provider must create and maintain at its offices full, complete, and accurate records of its business conducted and billed pursuant to this MSA. These records must be created and maintained in accordance with recognized commercial accounting practices and must be preserved until the later of (i) the final determination and payment of all costs incurred under this MSA or (ii) the period legally required. Provider must also make available the information it is required to make public as a subsidiary of a publicly traded company. Provider agrees, upon ten (10) days advance written notice, to permit Company or Company's representative to examine and copy these records and all supporting records at all reasonable times at its own expense, however Company agrees such examination shall be limited to twice per calendar year. The preceding limitation will not apply if Company requires access to Provider's records with respect to a billing dispute, court order or other legal process. Company agrees that for purposes of auditing, it shall not utilize, as a Company representative, any entity which competes with Provider in the provision of Telservices. Examination of Provider's invoices must be conducted no later than 3 calendar years after completion of services rendered or after the expiration date of this MSA, whichever comes later. Company acknowledges that Provider's business records are Confidential Information of Provider. Should Company, at any time during the Term of this MSA, provide detail or supporting documentation for Provider's invoices, then Provider shall have the right to audit Company's records pursuant to this Section 6.1 including any limitations imposed in regards to the frequency of such audits.

        6.2  Insurance. Provider must at all times during the term of this MSA, at Provider's sole expense, be insured by a reputable insurance company licensed to do business in the states where Provider operates under this MSA, under the following types of coverage and limits of liability:

6.2.1 Commercial General Liability Insurance -Covering against claims for bodily injury, personal injury, or death, contractual liability, property damage caused by or occurring in conjunction with the operation of Provider's services, and products/completed operations liability insurance and independent contractors liability insurance with respect to equipment, installation and service. The Company shall be listed as an additional insured under such policy, but only with respect to its legal liability caused by Provider's negligence. This insurance coverage must provide in the aggregate liability protection of at least $5,000,000 dollars per occurrence of bodily or personal injury or death, including contractual liability, $2,000,000 dollars per occurrence for property damage, and $2,000,000 dollars per occurrence for products/completed operations liability and independent contractors liability pertaining to equipment, installation or service. Such limits may be obtained by the Provider through a combination of primary and umbrella/excess liability insurance policies.

6.2.2 Workers compensation insurance to the extent required by statute, together with statutory disability benefits liability in applicable states.

6.2.3 Employer's liability insurance of at least $1,000,000 each accident Bodily Injury, $1,000,000 for each employee by disease, and $1,000,000 Policy limit by disease. Such limits may be obtained by the Provider through a combination of primary and umbrella / excess liability insurance policies.

6.2.4 Primary Coverages. All coverages required by this MSA must be primary and non-contributory with respect to Provider's negligence, must be written on an occurrence basis and must be maintained without interruption from the date of this MSA until the date of termination of this MSA. The insurance policies providing such coverage shall specifically refer to, and provide insurance coverage for Provider's indemnity obligations under the "Indemnity" Section of this MSA. Provider is responsible for all deductible payments.

6.2.4 Certificates of Insurance. Certificates of insurance acceptable to Company must be filed with Company prior to commencement of Work by Provider. The certificates of insurance and the insurance policies required hereunder must reflect Additional Insured requirements in Section 6.2.1 with respect to all Work performed on behalf of Company. Failure by Provider to provide such certification of insurance does not constitute a waiver by Company of these insurance requirements.

6.2.5 Notice of Cancellation / Rating of Insurer. The certificates and the insurance policies required by this MSA must not expire for at least one year from the date of issuance and must contain a provision that coverages afforded under the policies will not be canceled or allowed to expire unless Company has received at least 30 days prior written notice. If any of the foregoing insurance coverages are required to remain in force after final payment and are reasonably available, an additional certificate evidencing continuation of this coverage must be submitted with the final application for payment. The insuring company must be reputable, admitted to do business in the state where the Provider is performing the Work for Company and have a rating by A.M. Best of at least A-VII. Provider is responsible for all deductible payments.

7.    USE OF MARK BY PROVIDER; PROTECTION OF THE COMPANY'S RIGHTS

        7.1  Use of Marks. During the term of this MSA, the Company authorizes Provider to call and receive calls from potential and current subscribers to Company's Service on behalf of Company and to use Company's Marks subject to the limitations contained in this MSA. Provider acknowledges that all Marks are the exclusive property of Company.

        7.2  No Transfer of Rights. Provider acknowledges that this MSA does not transfer any rights to use any Marks (except to the limited extent set forth in this MSA while it is in effect) and that this MSA does not and will not confer any goodwill or other interest in any Marks upon Provider, all rights to which remain with the Company. Provider will not challenge Company's ownership of the Marks in any way.

        7.3  Unauthorized Use. Any intentional unauthorized use of the Marks by Provider or its respective Personnel, or affiliates, constitutes infringement of Company's rights and a material breach of this MSA. Upon expiration or termination of this MSA for any reason, Provider must immediately discontinue use of the Marks.

        7.4  No Disparagement. Provider must not in any way disparage Company's Service or equipment.

8.    TERM AND EXTENSION OF RELATIONSHIP

        This MSA is effective as of March 21, 2002 ("Effective Date"), and continues in effect until December 31, 2004 or the expiration date of any outstanding Work Order, unless earlier terminated in accordance with the provisions of the MSA. This MSA is automatically extended for successive one-year periods unless either party gives written notice to the other party of its intention to terminate this MSA not less than 90 days before the expiration of the then current term.

9.    TERMINATION OR EXPIRATION OF MSA

        9.1  Termination. Subject to the provisions contained in Section 9.2, this MSA or any Order may be terminated as follows. Termination of the MSA for cause terminates all Orders issued under it. However termination of any one Order shall not terminate the MSA or any other Orders.

9.1.1 Either party may terminate this MSA upon thirty (30) days advance written notice to the other party if the other party breaches any material term or condition of this MSA. Either party may terminate an applicable Order if the other intentionally fails to comply with any applicable Policies or Procedures.

9.1.2 Either party may terminate an Order immediately upon written notice to the other party if the FCC or any other regulatory agency promulgates any rule, regulation, or order which in effect or application prohibits or substantially impedes either party from fulfilling their obligations under the Order.

9.1.3 With respect to Teleservices, Company may terminate an applicable Order immediately upon written notice if Company is no longer authorized to provide Service within the area.

9.1.4 This MSA terminates immediately and without notice if either party: admits in writing its inability to pay its debts generally or makes an assignment for the benefit of creditors; files any petition or action or other affirmative act of insolvency (which is not dismissed within ninety (90) days) under any bankruptcy, reorganization, insolvency arrangement, liquidation, dissolution or moratorium law and any other law or laws for the relief of, or relating to debtors; or subjects a material part of the other party's property to any levy, seizure, assignment or sale for or by any creditor, third party or governmental agency, has an Order for Relief under Title 11 of the United States Code entered by any United States Court against it; or has a trustee or receiver of any substantial part of its assets appointed by any court.

9.1.5 The parties may mutually agree to other termination provisions in an Order.

        9.2  Breach and Cure Period. Other than Company's payment obligations which are governed by the Section 4.2 Compensation and Sections 9.1.2, 9.1.3 and 9.1.4, neither party is in breach of this MSA and/or an applicable Order until and unless the other party provides written notice to the allegedly breaching party of any violation of the MSA ("Cure Notice"). The alleged breaching party shall have forty-five (45) days from receipt of the Cure Notice to cure the specified breach. If the default is not cured by the end of the forty-five (45) day period, then termination is effective upon thirty (30) days prior written notice to the breaching party. Notwithstanding the above, a breach by Provider of any part of Sections 2.3, 2.4 or 7.3 of this MSA are not subject to cure and, accordingly, any such breach gives Company the right to terminate the MSA immediately upon written notice to Provider. The other party's right to terminate this MSA shall automatically expire if the breaching party has cured the breach prior to the breaching party's receipt of the termination notice.

        9.3  Obligations of Provider Upon Termination or Expiration. Upon the expiration or termination of this MSA for any reason, Provider and its affiliates must: (a) discontinue the use of all Marks, such as signs, logos, stationary, or business cards for Work provided hereunder, and must return to Company all materials containing any Mark or otherwise identifying or relating to Company's business; (b) cease representing themselves in any fashion as a Provider or representative of Company for Work provided hereunder; (c) return to Company or destroy those documents, records or other materials (including, without limitation, all copies of any type including photocopies and computer copies), which were provided to Provider by Company or which contain any Confidential Information of Company for the purposes of performing Work hereunder; and (d) provided Company is not in actual default or breach of any of its material obligations hereunder, provide all reasonable cooperation in the orderly transition of the Work to Company or elsewhere. This cooperation includes, at Company's expense, packing and preparing for shipment any Company Confidential Information, materials or other inventory to be transferred, provision of reports, files and similar media necessary for continuation of the Work transferred, continuation of Work at reducing levels if necessary during a transition period and at reduced levels if Work is transferred in part at mutually agreed upon compensation.

        9.4  No Compensation. Upon termination of this MSA for any reason, Provider's rights to compensation for Work provided under this MSA expire, and become null and void, except for compensation earned prior to the termination date of this MSA and any mutually agreed upon compensation which may be due for transition services.

        9.5  Expiration, Revocation or Transfer of Licenses. With respect to Teleservices, if any license Company requires in order to operate expires or is revoked, any Orders terminate with respect to the area covered by the expired or revoked license(s).

10.  OWNERSHIP AND USE

        10.1 Company is contracting with Provider for the provision of Teleservices. As part of Provider's Work, Company expects Provider to gather information from all contacts, which includes past, current and potential subscribers on Company's programs, to assist Company in preparing Company specific scripts, and to gather information from and for Company's Personnel. Provider's ownership interest in information gathered from all contacts regarding Company's goods or services including without limitation all subscribers, names, addresses, email addresses, telephone numbers, service files, notes taken by Provider regarding service inquiries, written and electronic communications between Provider and any Company subscriber, in personally identifiable employee information and in portions of any and all scripts created hereunder that are Company specific and that are not general or generic nature (collectively, "Company Data") shall be assigned by Provider to Company and Company shall be the sole and exclusive owner of all right, title and interest in and to all Company Data. Company agrees that anything (excepting Company Data, Company Works and Company Specific Work Product) created or developed in whole by Provider (whether or not created or developed while, or in the process of, providing any services to or for Company), including without limitation any and all scripts, information, databases, documentation, forms, programming, Internet related software or processes, interactive voice response related software or processes, telephone marketing related software, telephone marketing or business methods, training methods or training materials or other telephone marketing related information, methods or processes (collectively, "Provider Works"), are and shall remain the sole and exclusive property of Provider. Any disputes related to this section will be resolved pursuant to Section 11.3 ("Escalation") and Section 11.4 ("Non-binding mediation").

        10.2 Provider agrees that anything created or developed in whole by Company including without limitation any and all scripts, information, databases, documentation, forms, programming, Internet related software or processes, interactive voice response related software or processes, telephone marketing related software, telephone marketing or business methods, templates, training methods or training materials or other telephone marketing related information, methods or processes (collectively,

"Company Works"), are and shall remain the sole and exclusive property to Company. Company hereby grants to Provider a temporary, royalty free, nonexclusive, nontransferable license to use on, for or in, Company services or networks only and not for any other use or purpose outside the scope of this Agreement, any Company Works made available to Provider by Company during the term of this MSA. This temporary grant shall automatically cease upon termination of this MSA, if not otherwise terminated sooner. Provider may use Company Works solely to provide the Work hereunder for Company and will not disclose, use, or otherwise make Company Works available to any other entity that is not a party to this MSA.

        10.3 Any work product Company requests Provider to create or develop expressly for Company during the course of performing Work under this MSA and which work product is specifically identified in a separate writing signed by the parties, shall be the sole and exclusive property of Company (the "Company Specific Work Product"). Provider shall assign and transfer to Company all right, title and interest in and to any such Company Specific Work Product. In addition, Provider will take such action (including, but not limited to, the execution, acknowledgement, delivery and assistance in preparation of documents or the giving of testimony) as may be reasonably requested by Company to evidence, transfer, vest or confirm Company's right, title and interest in the Company Specific Work Product. By entering into this MSA, Provider does not waive and expressly retains all rights, title and interest in its Provider Works, unless such work is identified as Company Specific Work Product.

        10.4 Further Acts. Each party will take such action (including, but not limited to, the execution, acknowledgment, delivery and assistance in preparation of documents or the giving of testimony) as may be requested by the other party to evidence, transfer, vest or confirm the requesting party's right, title and interest in its Assets.

        10.4 Use. Except as required for either party's performance under this MSA or as authorized in writing by the other party, neither party will use, disclose, publish or distribute any of the other party's Assets. Each party will hold the other party's Assets in its possession or control in trust for the other party and will deliver them to the other party upon request and in any event upon the expiration or termination of this MSA.

        10.5 Proprietary Notices. On all copies made by one party of the other party's Assets, each party agrees to reproduce and maintain the proprietary legends or notices as are contained in or on the original or as the other party may otherwise reasonably request.

        10.6 Limitation. Notwithstanding any other provision of this Agreement to the contrary, this Section 10 will not obligate Company to assign or offer to assign to Provider of any of Company's rights in Company owned material or Company proprietary materials. This satisfies the written notice and other requirements of state law.

11.  DISPUTES.

        11.1 Provider Disputes. It is Provider's duty to submit to Company accurate invoices and supporting documentation reasonably necessary to substantiate the charges. Each Provider invoice is deemed accurate on the 61stday after Provider issues it. Nevertheless, Provider may, within sixty (60) days of the date each invoice is issued, submit a revised invoice. If Provider submits a revised invoice Company will remit payment according to the payment terms outlined in Section 4.2. With the exception of telecommunications toll charges, if Provider does not submit a revised invoice within 60 days of each invoice, Provider waives any discrepancy in the original inaccurate invoice.

        11.2 Invoice Dispute Process: If any portion of an invoice is disputed by Company in good faith, Company may withhold payment for the disputed portion of the invoice and must provide Provider with written notification of the disputed amount and supporting documentation to substantiate the dispute. Any non-disputed amounts shall be paid in accordance with Section 4.2 Compensation. Provider will have ten (10) business days to respond, which response must include data supporting the charges invoiced. The parties shall negotiate in good faith during the thirty-day period that follows the expiration of Provider's ten (10) day period. The thirty-day period may be extended by written mutual agreement of the parties. Provider agrees to continue to perform its obligations regardless of such dispute. If, at the conclusion of the thirty (30) day period the parties have not resolved the dispute, they shall resort to Section 11.3 Escalation Process detailed below.

        11.3 Escalation Process: The parties shall make all reasonable efforts to resolve through good faith negotiations between their respective principals any disputes, controversies or other matters in question between the parties to this MSA, arising out of, or relating to this MSA, or the alleged breach thereof, including any claim in which either party is demanding monetary damages of any nature and under any legal or equitable theory, including, but not limited to, negligence, breach of contract, strict liability violation of any state, local or federal law, or intentional acts or omissions by either party. Specifically, if such a dispute, controversy or other matter arises between the parties, the Company Vendor Manager and the Provider Account Manager will first attempt to reach an amicable resolution. If they are unable to resolve such dispute within ten (10) business days, Company and Provider shall each promptly designate one representative with management authority (each a "Management Representative") to use their reasonable best efforts to resolve such dispute or to negotiate an appropriate modification or amendment. If either party fails to designate a Management Representative at its own initiative, it shall do so within three business days of a written request from the other party to do so. Except as otherwise provided in the termination provisions hereof or agreed to by the parties, neither party shall be permitted to exercise any other remedies for twenty (20) days following the date that both parties have designated a Management Representative. If the issue cannot be successfully resolved by negotiation, either party may submit the matter to mediation as set forth in Section 11.4 by serving a Notice pursuant to Section 13. Nothing in this section can be construed to preclude any party from seeking injunctive relief in order to protect its rights pending the escalation or mediation process. A request by a party to a court for such injunctive relief cannot be deemed a waiver of the obligation to mediate. Nothing herein shall be deemed to limit any right of a party to terminate this MSA for any default or breach by the other party. At the conclusion of the Section 11.3 Escalation and Section 11.4 Non-Binding Mediation processes, either party shall have the right, in the event of a default, to any other remedies available in law or in equity, but not limited to the right to seek damages.

        11.4 Non-binding Meditation: In the event the problem cannot be amicably resolved through the Escalation Process, the parties agree to refer the matter for non-binding mediation to a mutually acceptable third party mediator, or, at any time, at the option of either party, for mediation by the American Arbitration Association ("AAA") in New York, New York, or at such other place as the parties may agree. Each party agrees to bear its own expenses and an equal share of the expenses of the mediator and the fees the AAA. The parties, their representatives, other participants and the mediator shall hold the existence, content and result of the mediation is Confidential Information as defined in section 1.4 of this MSA. If such dispute is not resolved by such mediation within thirty (30) days of the initiation of the mediation by the third party mediator or the AAA, as the case may be, the parties will have the right to resort to any remedies permitted by law. All defenses based on the passage of time shall be tolled pending the termination of the mediation. Nothing in this section can be construed to preclude any party from seeking injunctive relief in order to protect its rights pending mediation. A request by a party to a court for such injunctive relief cannot be deemed a waiver of the obligation to mediate. Nothing in this section will be deemed to limit any right of a party to terminate this MSA for any default or breach by the other party.

12.  MISCELLANEOUS

        12.1 Governing Law. Except to the extent governed by federal laws or regulations, the entire relationship of the parties based on this MSA is governed by the substantive laws of the state of Washington, without reference to its choice of law rules.

        12.2 Waivers. The rights of the parties under this MSA, including the Policies and Procedures as agreed to, are cumulative and not exclusive of any other rights and remedies. The waiver by any party of any right under this MSA, or any breach of this MSA does not constitute a waiver of any other right or remedy on a future occasion.

        12.3 Force Majeure. Neither party is liable for loss or damage or will be in breach of this MSA if its failure to perform its obligations results from: (1) compliance with any law, ruling, order, regulation, requirement or instruction of any federal, state or municipal government or any department or agency thereof or any court of competent jurisdiction; or (2) acts of God, fires, strikes, embargoes, war, insurrection, riot, and other causes beyond the reasonable control of the party. Any delay resulting from any of these causes extends performance accordingly or excuses performance, in whole or in part, as may be reasonable.

        12.4 Entire Agreement. This MSA, including the Schedules, Orders and all Policies and Procedures issued as of the effective date of this MSA represent the entire agreement of the parties with respect to the subject matter of this MSA. There are no other oral or written understandings or agreements between the Company and Provider relating to the subject matter of this MSA, and this MSA supersedes all prior negotiations, communications, agreements and addenda between the parties to this MSA with respect to the subject matter of the MSA, except that post-termination covenants or any releases from prior agreements survive. Nothing in this MSA is intended or should be deemed to confer any rights or remedies upon any entity not a party to it.

        12.5 Modification. This MSA may only be amended or superseded by written agreement executed by authorized representatives of both parties, except as otherwise explicitly stated in this MSA. Each such modification is effective only in the specific instance for the specific purpose for which given. No course of dealing or usage of trade may be invoked to modify the terms and conditions of this MSA.

        12.6 Assignability. This MSA shall inure to and bind the successors and assigns of the respective parties. Neither party may sell or assign this MSA or any of its rights, or delegate any of its duties or obligations under it without the other party's prior written consent, which consent shall not be unreasonably withheld.

        12.7 Survivability. Upon termination of this MSA, all rights and duties of the parties terminate, except the following survive: Section 1.4 (Confidentiality); Section 9.3 ((Obligations of Provider Upon Termination or Expiration); Section 10 (Ownership); this Section 12.7 (Survivability); Section 12.9 (Indemnification); Section 12.12 (Authority to Sign); and Section 12.14 (Publicity) of this MSA. The parties must cooperate to fulfill all surviving obligations in a timely manner.

        12.8 Acknowledgments. Provider acknowledges and understands that Company or other Providers may at any time compete directly with Provider in the soliciting of Subscribers for the Service or in the sale, lease, installation, repair or warranty servicing of equipment.

        12.9 Indemnification. Each party ("Indemnitor") agrees to indemnify, defend and hold harmless the other party, its parent, subsidiaries and affiliates, and the Personnel, officers, directors, agents and any successors or assigns of any of them (collectively, "Indemnitee") from any and all claims, losses, actions, suits, proceedings (whether legal or administrative), costs, expenses, damages and liabilities, including reasonable attorneys' fees (collectively, "Claims"), threatened, asserted or filed by a third party against the Indemnitee arising out of a breach by Indemnitor or its designee(s) of the MSA or a Order or Indemnitor's negligence in performing Work under the MSA or an Order.

        12.9.1 In addition to, and not by way of limitation of the forgoing indemnification, Indemnitor agrees to indemnify, defend and hold harmless Indemnitee from any and all Claims, to the extent arising out of or resulting from:

  a.)
  Assertions under Workers' Compensation or similar laws made by persons furnished by Indemnitor, or by reason of any injuries to such persons for which Indemnitor would be responsible under Workers' Compensation or similar laws;
  b.)
  Any alleged act of infringement by Indemnitor of any patent, trademark, copyright or other right or any misappropriation (including misuse) of any trade secret or other proprietary interest; or
  c.)
  Tortious acts or omissions of Indemnitor including, but not limited to, third party claims for injuries or death to persons or damage to property, including theft, tortiously caused by Indemnitor while on Indemnitee's premises.

        12.9.1 If any claim for indemnification arises under this Section 12.9, the Indemnitee shall promptly notify the Indemnitor and the Indemnitor shall be entitled to actively participate in the defense, compromise, settlement, resolution or other disposition of any Claim by counsel of the Indemnitor's own choosing and at the Indemnitor's own expense. The Indemnitee cannot settle such claim or proceeding without the prior written consent of the Indemnitor, which consent shall not be unreasonably withheld or delayed. This indemnity continues in full force and effect after the termination of this MSA.

        12.10  Severability. A determination by a court or arbitrator of competent jurisdiction that any provision of this MSA or any part of it is unenforceable does not cancel or invalidate the remainder of such provision or this MSA. The remainder of the provision and this MSA remain in full force and effect and must be construed to carry out the intent of the parties.

        12.12  Authority to Sign. Company and Provider each represent and warrant to the other that, if applicable, it is duly organized or incorporated and in good standing in its state of original organization or incorporation, it has the requisite approvals to enter into this MSA, it is qualified to do business in the state(s) where Company is licensed to provide Service, and the person executing this MSA on its behalf has full authority to do so.

        12.13  Hiring of Employees: Provider agrees that it will not solicit for employment Company' employees who are involved with the Work relating to this MSA for a period of twelve (12) months following termination of said Work by the employee in question unless mutually agreed upon in writing. Company agrees that it will not solicit for employment Provider's Personnel who are involved with the Work relating to this MSA for a period of twelve (12) months following termination of said Work by the employee in question unless mutually agreed upon in writing.

        12.14  Publicity. Each party shall (1) submit to the other all advertising, written sales promotion, press releases and other publicity matters related to this MSA in which the other party's name or mark is mentioned or language from which the connection of said name or mark may be inferred or implied and (2) not publish or use such advertising, sales promotion, press releases or publicity matters without the other party's consent.

        12.15  Change of Control. In the event Provider acquires an entity that is engaged in the outsourced Teleservices business ("Affiliated Business"), Provider must notify Company within 10 days of acquiring such Affiliated Business if Provider intends to have such Affiliated Business perform Teleservices for Company. Company has 10 days after receipt of such notice to object to having the Work performed by the Affiliated Business. Company's objection must provide reasonable detail of the nature of the objections. If Company objects, then the Affiliated Business is prohibited from performing any of the Work without the prior written consent of Company. If Company fails to notify Provider of its objections within the 10-day period, the Affiliated Business may perform the Work beginning on the 11th day. This section does not prevent Provider from performing the Work under this MSA on a temporary emergency basis through another entity or an Affiliated Business.

13.    NOTICES. All notices, requests, demands, and other communications under this MSA must be in writing and are deemed given if sent by electronic mail, facsimile, personally delivered or mailed, certified mail, return receipt requested, or sent by nationally recognized overnight carrier to the addresses shown on the first page of this MSA. In addition to the Company's notice address listed on the first page, notice must also be sent to: AT&T Wireless Services, 7277 164th Ave NE, Redmond, WA 98052 ATTN: Legal Services.

        EACH PARTY'S SIGNATURE BELOW ACKNOWLEDGES THAT EACH PARTY HAS READ AND UNDERSTANDS EACH OF THE TERMS AND CONDITIONS OF THIS MSA AND AGREES TO BE BOUND BY THEM.

PROVIDER: STARTEK USA, INC.		COMPANY: AT&T WIRELESS, SERVICES, INC.
By:	/s/ DAVID I. ROSENTHAL (Authorized Signature)	By:	/s/ GEORGE B. SLOAN (Authorized Signature)
David I. Rosenthal (Typed or Printed Name)		George B. Sloan (Typed or Printed Name)
Executive Vice President & Chief Financial Officer (Title)		Director, Supply Management (Title)
March 21, 2002 (Date)		October 1, 2002 (Date)

Schedule 1

Definitions

        For the purposes of this MSA, the following terms have the meanings set forth below.

        Affiliates.    "Affiliates" means an entity in which Company retains more than 50% ownership, or operating control.

        Assets.    "Assets" shall mean either Company Data, Company Works, Company Specific Work Products and Provider Works, collectively, or Company Data, Company Works and Company Specific Work Products in the case of Company, or Provider Works in the case of Provider, as the case may be.

        CCE.    CCE means Provider call center employee

        Company Data.    Information gathered from callers regarding Company's goods or services, including without limitation all customer and subscriber names, addresses, email addresses, telephone numbers, service files, notes taken by Provider regarding service inquiries, and written and electronic communications between Provider and any Company customer or subscriber, personally identifiable employee information and portions of any and all scripts created hereunder that are Company specific and that are not general or generic nature.

        Competitive Service Entity.    Any company that engages in the same or similar services as Company including, without limitation, two-way pager services, cellular/wireless services (regardless of technology or frequency used), wireless voice and data services. Competitive Service Entity does not include Company affiliates or partnerships.

        Marks.    Marks are defined as Company's trademarks, service marks, trade names, logos, or similar indicia owned or licensed for use by Company.

        Orders.    The written request for Work issued by Company to Provider that is signed by both Company and Provider.

        Personnel.    Personnel is defined as Provider's employees, including without limitation, Call Center Employees (CCE's) and sales representatives.

        Proprietary Interests.    "Proprietary Interests" are defined to include patents, copyrights, trade secrets and trademarks, whether issued or pending, and other intellectual property rights.

        Service.    Commercial Mobile Radio Services provided by Company. Includes two-way pager services, cellular/wireless services regardless of technology or frequency used, and wireless voice and data telecommunications services.

        Teleservices.    Teleservices includes collections, telemarketing, customer care, reactive marketing, warranty exchange and other service or sales oriented work as may be requested by Company from time to time.

        Vendor Manager.    Vendor manager refers to Company's designated representative responsible for overseeing day to day operations for the Work.

        Work.    Company authorization for Provider to resolve delinquent accounts, accept incoming customer care calls, make outbound collection calls, offer Company's Service via telemarketing, and provide other Work that may be defined in mutually agreed upon Orders

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  Exhibit 10.44
AT&T WIRELESS SERVICES PROVIDER MASTER SERVICE AGREEMENT